Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (FileNos. 33 44332 and 333 57575) of the International Rectifier Corporation of our report dated June 6, 2003 relating to the financial statements of the International Rectifier Corporation Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 30, 2003